FOR IMMEDIATE RELEASE

CONTACT:
Davis P. Stowell
President
Grace Property Management, Inc.
Telephone: (516) 686-2201
Facsimile: (516) 625-1685
Email: dstowell@graceny.com

Reeves Telecom Limited Partnership
in Discussions for
Sale of Land to Development Group

GLEN HEAD, NY (May 26, 2006) - Grace Property Management, Inc., the general partner of Reeves Telecom Limited Partnership (the “Partnership”), announced today that it was in discussions with a development group for the sale of approximately 180 acres, or 22% of the Partnership’s remaining land in Boiling Spring Lakes, North Carolina, for total consideration of $6 million. These discussions are on-going and there can be no assurance that they will be successfully concluded or that if concluded that they will be on the terms described herein.

The development group anticipates building a package plant sewer system to service the portion of the development that it acquires in the transaction. Initial plans call for building the package plant in stages as individual residential and commercial lots and small tracts are sold. If built, the package plant will be the first sewer system installed within the City of Boiling Spring Lakes.

Grace Property Management currently anticipates that if there is a closing of the transaction, it will occur later this year. As presently contemplated, at the closing of the transaction, the Partnership will receive cash of $100,000 and a promissory note with an initial principal amount of $5,900,000, secured by a deed of trust on the sold land. Principal will be payable quarterly beginning six months after the closing date from the proceeds received by the development group from the resale of the land, with a substantial repayment of principal due during the first year. The interest rate will be floating, tied to the prime rate as reported in The Wall Street Journal.

The Partnership and its general partner caution that an agreement for the sale of the land to the development group has yet to be fully negotiated and signed, and that the transaction may not even close or, if closed, may be on terms substantially different that those currently contemplated. The Partnership may also decide not to sell the land in the immediate future or to this buyer. The Partnership may decide to develop the land itself or not to develop the land. In addition, the Partnership and its general partner caution that, even if the sale of land to the development group closes, there can be no guarantee that the package plant sewer system will be built or, if built, that the plant will not be substantially different from what is currently contemplated, whether in terms of cost, location, capacity, or other factors. If the sewer system cannot be built for any reason, or the cost of building is substantially greater than currently contemplated, or if the development group is unable to resell land as quickly and/or for prices currently anticipated, the development group may default on the promissory note or the terms of the promissory note may have to be substantially renegotiated, in which events the amount of cash that the Partnership ultimately realizes from the transaction may be received later, on substantially different terms or in an amount substantially less than the $6,000,000 plus interest currently contemplated.

About the Partnership

Reeves Telecom Limited Partnership is a South Carolina limited partnership that is engaged in owning, developing, selling, leasing, or otherwise dealing in real estate in North Carolina. The Partnership files Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K with the Securities and Exchange Commission. Such reports are available over the Internet, including at the SEC’s website at www.sec.gov. Trading of the Partnership’s limited partnership units occurs from time to time on over-the-counter markets under the symbol REVL.

Forward Looking Statement

Certain statements in this communication may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the Partnership’s and its general partner’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are detailed in the Partnership’s Annual Report on Form 10-K for the period ended December 31, 2005, and in its other filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Partnership’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

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